Rule 10f-3 Transaction Exhibit
Nuveen Ohio Dividend Advantage Municipal Fund
FILE #811-09463
ATTACHMENT 77O


<c>TRADE DATE
<c>DESCRIPTION OF SECURITY
<c>ISSUE SIZE
<c>AMOUNT PURCHASED
<c>LIST OF UNDERWRITERS
<c>NAME OF AFFILIATED BROKER-DEALER
4/11/08
City of Cleveland, Ohio Public Power System Revenue Bonds, Series 2008
$93,712,880.25
$503,000

Net amount: $560,693.60
Lehman Brothers
J.P. Morgan Securities Inc.
Loop Capital Markets
George K. Baum & Company
Merrill Lynch & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated